EXHIBIT 1.2

WARRANT AGENCY AGREEMENT

THIS WARRANT AGENCY AGREEMENT (this “Agreement”) is dated December 20, 2017, between Dolphin Entertainment Inc., a Florida corporation (the “Company”), and Nevada Agency and Transfer Company, acting as warrant agent (the “Warrant Agent”).

WHEREAS, the Company proposes to issue warrants (the “Warrants”) to acquire up to 1,215,000 shares, subject to adjustment as provided herein, of common stock, $0.015 par value per share (“Common Stock”), of the Company (collectively, the “Warrant Shares”);

WHEREAS, each whole Warrant shall represent the right to purchase from the Company, at an initial price of $4.74 per share (the “Exercise Price”), one share of Common Stock, subject to adjustment as provided hereunder; and

WHEREAS, Nevada Agency and Transfer Company is willing to serve as the Warrant Agent in connection with the issuance of Warrant Certificates (as defined below) and the other matters as provided herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the adequacy of which is hereby acknowledged by the Company and the Warrant Agent, the parties hereby agree as follows:

1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Aggregate Exercise Price” means, with respect to each exercise of Warrants held by the Holder, the Exercise Price multiplied by the aggregate number of Warrant Shares (which must be a whole number) that such Holder intends to purchase pursuant to such exercise.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in The City of New York are authorized or required by law or other government action to close.

“Common Stock Equivalents” means the securities of the Company that would entitle the Holder to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the Holder to receive, Common Stock.

“Date of Exercise” means the date on which the Holder shall have delivered to the Warrant Agent an appropriately completed and duly signed Form of Election to Purchase (with the Warrant Shares Exercise Log attached to it and reference to the relevant Warrant Certificate sufficient to identify it).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder.

“Expiration Date” means December 26, 2020.

“Form of Election to Purchase” means a Form of Election to Purchase substantially in the form attached hereto as Exhibit B.

“Holder” means a record holder from time to time of the Warrants or, if the Warrants are held in “street name”, a Participant (as defined below) or a designee appointed by such Participant.

“Initial Exercise Date” means December 26, 2017.

“Market Price” of a share of Common Stock on any date shall mean the arithmetic mean of the VWAP on each of the five consecutive Trading Days immediately preceding such date. The Market Price shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

“Person” means a corporation, association, partnership, limited liability corporation, organization, business, individual, trust, government or political subdivision thereof or governmental agency.

“Prospectus” means the final prospectus relating to the Warrant Shares included in the Registration Statement.

“Registration Statement” means, collectively, the various parts of the registration statement prepared by the Company on Form S-1 (File No. 333-219029) with respect to the Warrant Shares, each as amended as of the date hereof, including the Prospectus therein and all exhibits filed with such registration statement.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means (i) a day on which the shares of Common Stock are traded on The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market, New York Stock Exchange, NYSE American or other national securities exchange on which the shares of Common Stock are then listed or quoted, or (ii) if the shares of Common Stock are not listed on any such exchange or market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Markets Group Inc.; provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in clause (i), or (ii) or hereof, then Trading Day shall mean a Business Day.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (“Bloomberg”) (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board (or its successor entity) and if the Common Stock is then listed or quoted for trading on the OTCQX or OTCQB marketplaces of the OTC Markets Group, Inc., the volume weighted average price  of the Common Stock for such date (or the nearest preceding date) on such marketplace, (d) if the Common Stock is not then listed or quoted for trading on the OTCQX or OTCQB marketplaces of  the OTC Markets Group, Inc. and if prices for the Common Stock are then reported in the “Pink Sheets” published by the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (e) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Board of Directors of the Company and reasonably acceptable to the Holder, the fees and expenses of which shall be paid by the Company.

“Warrant Certificate” means a certificate in substantially the form attached hereto as Exhibit A representing such number of Warrants set forth on the Warrant Certificate.

2. Form of Warrant.

(a) Warrants in Global Form. The Warrants shall initially be issuable in book-entry registration only and evidenced by one or more global Warrant Certificates (the “Global Warrant Certificates”) deposited with the Depository Trust Company (the “Depository”) and registered in the name of Cede & Co. (“Cede”), a nominee of the Depository. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depository or its nominee for each Global Warrant Certificate or (ii) institutions that have accounts with the Depository (such institutions, with respect to a

Warrant in its account, each a “Participant”). For purposes of this Agreement, the delivery of a notice from the Depository or a Participant of the transfer or exercise of Warrants in the form of a Global Warrant Certificate shall be deemed to constitute the delivery of a Warrant Certificate with respect to such transfer or exercise. If the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding other arrangements for book-entry settlement. If an event of default has occurred and is continuing with respect to the Warrants, or if the Company determines, in its sole discretion, not to have securities represented by the Global Warrant Certificates, the Company will instruct the Warrant Agent to prepare and deliver physical certificates evidencing the Warrants in exchange for the beneficial interests in the Global Warrant Certificates, based on directions received by the Depository from its Participants with respect to ownership of beneficial interests in the Global Warrant Certificates. In such event, any physical certificates evidencing the Warrants shall represent one or more Warrants as set forth on the Warrant Certificate and be issued in registered form only as definitive Warrant Certificates and shall be substantially in the form attached hereto as Exhibit A, shall be dated the date of issuance thereof (whether upon initial issuance, register of transfer, exchange or replacement) and shall bear such legends and endorsements typed, stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement.

(b) Effect of Signature. Warrant Certificates shall be signed by, or bear the facsimile or electronic signature of, the Chair of the Board, Chief Executive Officer, President, Chief Financial Officer, Treasurer, any Vice President, or Secretary of the Company. In the event the person whose facsimile or electronic signature has been placed upon any Warrant Certificate shall have ceased to serve in the capacity in which such person signed the Warrant Certificate before such Warrant Certificate is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

(c) Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant Certificate shall be invalid and of no effect and may not be exercised by the holder thereof. Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate has been duly issued under the terms of this Agreement.

(d) Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by or on behalf of the Company. The Company and the Warrant Agent may deem and treat the registered Holder of each Warrant Certificate as the absolute owner of the Warrants represented thereby for the purpose of any exercise thereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. Any Person in whose name ownership of a beneficial interest in the Warrants evidenced by a Global Warrant Certificate is recorded in the records maintained by the Depository or its nominee shall be deemed the “beneficial owner” thereof; provided, that all such beneficial interests shall be held through a Participant, which shall be the registered holder of such Warrants.

(e) Registration of Transfers. The Warrant Agent shall register the transfer of any portion of a Warrant Certificate in the Warrant Register, upon surrender of the Warrant Certificate, with the Form of Assignment attached thereto, to the Warrant Agent at its address specified for notice set forth in Section 14 below. Upon any such registration or transfer, a new Warrant Certificate substantially in the form attached hereto as Exhibit A (any such new Warrant Certificate, a “New Warrant Certificate”), evidencing the portion of the Warrant Certificate so transferred shall be issued to the transferee and a New Warrant Certificate evidencing the remaining portion of the Warrant Certificate not so transferred, if any, shall be issued to the transferring Holder. Upon issuance and delivery of the New Warrant Certificate, the Warrant Certificate surrendered to the Warrant Agent shall be clearly marked “cancelled” or bear a similar statement to that effect. The delivery of the New Warrant Certificate by the Warrant Agent to the transferee thereof shall be deemed to constitute acceptance by such transferee of all of the rights and obligations of a holder of a Warrant Certificate. Notwithstanding the foregoing, so long as the Warrants are evidenced by Global Warrant Certificates deposited with the Depository, ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Warrant; (ii) by Participants; or (iii) directly on the book-entry records of the Warrant Agent with respect only to owners of beneficial interests that represent such direct registration.

(f) Notwithstanding the foregoing and anything else herein to the contrary, the Warrants may be issued in uncertificated form if so specified by the Company.

3. Term of Warrants. Warrants shall be exercisable by the registered Holder at any time and from time to time on or after the Initial Exercise Date until 5:00 p.m. (New York time) on the Expiration Date. At 5:00 p.m. (New York time) on the Expiration Date, any Warrant not exercised prior thereto (including without limitation, by payment of the applicable Aggregate Exercise Price on or prior to 5:00 p.m. (New York time) on the Expiration Date) shall be and become void and of no value.

4. Exercise of Warrants and Delivery of Warrant Shares.

(a) Cashless Exercise. A Holder may exercise the Warrants through a cashless exercise (a “Cashless Exercise”) pursuant to Sections 4(b) and 10 below if, and only if, an effective registration statement is not then available for the issuance of the Warrant Shares. If an effective registration statement is available for the issuance of the Warrant Shares, a Holder may only exercise the Warrants through a cash exercise (a “Cash Exercise”) in accordance with Section 4(c) below. The delivery of a Form of Election to Purchase shall be irrevocable by the Holder except in connection with the exercise by the Holder of its option as a result of the Buy-In to reinstate a portion of the Warrant and equivalent number of Warrant Shares for which an exercise was not honored (in which case such exercise shall be deemed rescinded) in accordance with Section 4(h) below.

(b) In accordance with Section 4(a) above, the Holder may effect a Cashless Exercise by delivering Warrant Certificates to the Company, if applicable, and noting on the Form of Election to Purchase that the Holder wishes to effect a Cashless Exercise, upon which the Company shall issue, or cause to be issued, to the Holder the number of Warrant Shares determined as follows:

X =	Y x (A-B)/A

where:

X =	the number of Warrant Shares to be issued to the Holder;

Y =	the number of Warrant Shares with respect to which the Warrant Certificates are being exercised;

A =	the Market Price as of the Date of Exercise; and

B =	the Exercise Price.

If the foregoing calculation results in zero or a negative number, then no Warrant Shares shall be issued upon such a Cashless Exercise pursuant to this Section 4(b). If Warrant Shares are issued in such a Cashless Exercise, the Company acknowledges and agrees that, in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised and the Company agrees not to take any position contrary to this Section 4(b).

Without limiting the rights of a Holder to receive Warrant Shares on a “Cashless Exercise” and without limiting the liquidated damages provision in Section 4(d) and the Buy-In provision in Section 4(h), in no event will the Company be required to net cash settle a Warrant exercise.

(c) Exercise Procedure. At such times, and upon such representations and agreements, upon delivery of an appropriately completed and duly signed Form of Election to Purchase (with the Warrant Shares Exercise Log attached and reference to the applicable Warrant Certificate sufficient to identify it) to the Warrant Agent (or, in the case of a Global Warrant Certificate, properly delivered by the Participant in accordance with the Depository’s procedures), at its address for notice set forth in Section 14, and, in the case of a Cash Exercise, payment of the Aggregate Exercise Price by the date that is one (1) Trading Day after the Date of Exercise, the Company shall, on or prior to the date that is the later of (A) the date that is three (3) Trading Days after the Date of Exercise and (B) the date that is two (2) Trading Days after the date on which the Aggregate Exercise Price has been paid in accordance with Section 10 below (such later date, the “Warrant Share Delivery Date”), (i) provided that the

Company’s transfer agent (the “Transfer Agent”) is participating in the Depository’s Fast Automated Securities Transfer Program and either an effective registration statement is available for the issuance of the Warrant Shares or the Warrants are exercised through a Cashless Exercise, credit such aggregate number of Warrant Shares to which the Holder or Participant, as the case may be, is entitled pursuant to such exercise to the Holder’s, Participant’s, or its designee’s balance account with the Depository through its Deposit Or Withdrawal At Custodian system, or (ii) if the Transfer Agent is not participating in the Depository’s Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Form of Election to Purchase, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Any Person so designated by the Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the time that the Holder shall have delivered to the Warrant Agent an appropriately completed and duly signed Form of Election to Purchase (with the Warrant Shares Exercise Log attached to it and reference to the relevant Warrant Certificate sufficient to identify it), provided that the Holder delivers the Aggregate Exercise Price by the date that is one (1) Trading Day after the Date of Exercise.

(d) If the Holder delivers a Form of Election to Purchase but fails, within one Trading Day after the Date of Exercise, to deliver the Aggregate Exercise Price, then the Holder shall only be deemed to be the holder of record of the Warrant Shares upon delivery of the Aggregate Exercise Price, so long as such Aggregate Exercise Price is delivered within three (3) Trading Days of the Date of Exercise. If the Holder has taken all actions necessary under the terms of this Agreement for such Holder to receive Warrant Shares subject to a Form of Election to Purchase on a Warrant Share Delivery Date and the Company fails for any reason to deliver or cause to be delivered to the Holder such Warrant Shares by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP on the date of the applicable Form of Election to Purchase), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered.

(e) For so long as there is a then effective registration statement covering the issuance of the Warrant Shares, the Warrant is exercised by a Cashless Exercise, or if the Warrant Shares are freely tradable by the Holder without restriction under Rule 144 promulgated under the Securities Act, upon issuance, the Warrant Shares shall be issued free of all restrictive legends.

(f) No ink-original Form of Election to Purchase shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Form of Election to Purchase be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender any Warrant Certificate to the Company or Warrant Agent until all of the Warrant Shares issuable thereunder have been purchased and all of the Warrants evidenced by such Warrant Certificate have been exercised in full, in which case, the Holder shall surrender such Warrant Certificate to the Company or Warrant Agent for cancellation within five (5) Trading Days of the date the final Form of Election to Purchase is delivered to the Warrant Agent. Partial exercises of such Warrant Certificate resulting in purchases of a portion of the total number of Warrant Shares available thereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable thereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and any assignee, by acceptance of a Warrant Certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following a partial exercise of such Warrant Certificate, the number of Warrant Shares issuable upon exercise of such Warrant Certificate at any given time may be less than the amount stated on the face thereof.

(g) If fewer than all Warrant Shares issuable upon exercise of the relevant Warrant Certificate are purchased upon any exercise thereof, then promptly following the date on which the Holder has taken all actions necessary under the terms of this Agreement for such Holder to receive Warrant Shares and be deemed to have become the holder of record of such Warrant Shares and at the request of the Holder (provided that the Holder has delivered the original physical Warrant Certificate to the Warrant Agent for cancellation), the Company will execute and deliver to the Holder or its assigns a New Warrant Certificate (dated the date such Holder is deemed to have become the holder of record of such Warrant Shares) evidencing the unexercised portion of the relevant Warrant Certificate. If fewer than all the Warrants evidenced by a Global Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Global Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

(h) In addition to any other rights available to the Holder, if the Holder has taken all actions necessary under the terms of this Agreement for such Holder to receive Warrant Shares subject to a Form of Election to Purchase on a Warrant Share Delivery Date and the Company fails, or fails to cause the Warrant Agent, to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 4(c) above on or before the applicable Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of a Buy-In and evidence of the amount of such loss.

5. Ownership Limitations on Exercise

(a) A Holder shall not have the right to exercise any portion of the Warrants, pursuant to Section 4 or otherwise, to the extent that after giving effect to the issuance of Warrant Shares or any other security otherwise deliverable pursuant to such exercise, as set forth on the applicable Form of Election to Purchase, such Holder (together with such Holder’s affiliates (as defined in Rule 13e-3 of the rules promulgated under the Exchange Act, an “Affiliate”), and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates), would have Beneficial Ownership (as defined below) of more than 9.99% of the number of outstanding shares of Common Stock (the “9.99% Ownership Limitation”); provided, however, that the foregoing limitation on exercise shall not apply to any Holder who, together with such Holder’s Affiliates, and any persons acting as a group together with such Holder and such Holder’s Affiliates, owns in excess of the 9.99% Ownership Limitation immediately prior to the date of this Agreement.

(b) Notwithstanding the provisions of Section 5(a) above, at the election of the Holder and notice to the Company, a Holder shall not have the right to exercise any portion of the Warrants, pursuant to Section 4 or otherwise, to the extent that after giving effect to the issuance of Warrant Shares or any other security otherwise deliverable pursuant to such exercise, as set forth on the applicable Form of Election to Purchase, such Holder (together with such Holder’s Affiliates and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates), would have Beneficial Ownership of more than 4.99% of the number of outstanding shares of Common Stock or any other Class (the “4.99% Ownership Limitation”).

(c) For purposes of Sections 5(a) and 5(b) above, the number of shares of Common Stock that a Holder and its Affiliates (and any other Persons acting as a group together with a Holder or any of such Holder’s Affiliates) has “Beneficial Ownership” shall include the number of shares of Common Stock or any other Class issuable upon exercise of the Warrants with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of the Warrants beneficially owned by such Holder or any of its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates) and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company exercisable for or convertible into Common Stock beneficially owned by such Holder or any of its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates). Except as set forth in the preceding sentence, for purposes of Sections 5(a) and 5(b) above, Beneficial Ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by each Holder that the Company is not representing to any Holder that such calculation is in compliance with Section 13(d) of the

Exchange Act and each Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that a limitation contained in Sections 5(a) and 5(b) above applies, the determination of whether the Warrants owned by a Holder are exercisable (in relation to other securities owned by such Holder together with its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates)) and of which portion of the Warrants owned by such Holder is exercisable shall be in the sole discretion of such Holder, and the submission of a Form of Election to Purchase to the Warrant Agent or the Company, as applicable, shall be deemed to be such Holder’s determination of whether the Warrants owned by such Holder are exercisable (in relation to other securities owned by such Holder together with any of its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates)) and of which portion of such Warrants are exercisable, in each case subject to the 9.99% Ownership Limitation or 4.99% Ownership Limitation, as applicable, and neither the Company nor the Warrant Agent shall have any obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of Sections 5(a) and 5(b) above, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall, within three Trading Days, confirm orally and/or in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder or its Affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates) since the date as of which such number of outstanding shares of Common Stock was reported.

(d) A Holder, upon written notice to the Company, may increase or decrease the 4.99% Ownership Limitation to any other percentage not in excess of the 9.99% Ownership Limitation, provided that any increase of the 4.99% Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. Any such increase or decrease will apply only to the Holder providing such notice and not to any other holder of the Warrants.

(e) The provisions of Sections 5(a) and 5(b) above shall be construed and implemented in a manner otherwise than in strict conformity with their terms in order to correct any portion thereof which may be defective or inconsistent with the intended beneficial ownership limitations therein contained or to make changes or supplements necessary or desirable to properly give effect to such limitations. The limitations contained in Sections 5(a) through 5(d) above shall apply to a successor holder of the Warrants. The Warrant Agent shall not be responsible for monitoring the exercise or ownership limitations contained in this Section 5.

(f) Notwithstanding anything contained herein to the contrary, the provisions of this Section 5 do not and will not prohibit any transfer of the Warrants to or from, or the holding of the Warrants by, a record holder, such as Cede, as nominee for the Depository, which will routinely hold of record the Warrants for a variety of its Participants (such as members of the Depository, including without limitation brokerage houses and banks) who may hold for beneficial owners, nor will the provisions of this Section 5 prohibit or restrict the Depository from transferring interests in the Warrants on the books of the Depository. The provisions of Sections 5(a) and 5(b) above shall not be applicable to any holder that holds Warrants as record holder for the benefit of other record holders or beneficial owners but not themselves as beneficial owners, including without limitation, Cede, as nominee for the Depository. The provisions of Sections 5(a) and 5(b) above shall not, therefore, prevent companies which regularly hold the Warrants for others in “street name” from so doing. Provided that such companies are holding the Warrants as record holder for the benefit of other record holders or beneficial owners but not themselves as beneficial owners, the provisions of Sections 5(a) and 5(b) above are not intended to impair (i) transfers of the Warrants into, or out of, the name of Cede, or (ii) transfers of interests in the Warrant on the books of the Depository.

6. Charges, Taxes and Expenses. Issuance and delivery of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax, or transfer agent fee in respect of the issuance of such certificates, all of which taxes shall be paid by the Company; provided, however, that the Company shall not be obligated to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liabilities that may arise as a result of holding or transferring any Warrant Certificate.  The Company shall pay all Warrant Agent and Transfer Agent fees required for same-day processing of any Form of Election to Purchase and all fees to the Depository (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

7. Replacement of Warrant Certificate. If any Warrant Certificate is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such Warrant Certificate, a New Warrant Certificate, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested (which shall in no event include the posting of any bond). Applicants for a New Warrant Certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

8. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of all outstanding Warrants as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of all outstanding Warrants (taking into account any adjustments pursuant to Section 9 below). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized and issued, and be fully paid and nonassessable.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of each Warrant then outstanding are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, (i) pays a dividend in the form of shares of its Common Stock on its Common Stock, (ii) subdivides outstanding shares of Common Stock into a greater number of shares, or (iii) combines outstanding shares of Common Stock into a lesser number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to Section 9(a) above, the number of Warrant Shares that may be purchased upon exercise of each Warrant shall be increased or decreased proportionately, as the case may be, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 9(a) herein, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitation on exercise thereof, including without limitation, the 4.99% Ownership Limitation or 9.99% Ownership Limitation, as applicable, in Section 5 herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the 4.99% Ownership Limitation or 9.99% Ownership Limitation, as applicable, in Section 5 herein, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the beneficial ownership limitation in Section 5).

(d) Pro Rata Distributions. The Holder, as the holder of this Warrant, shall be entitled to receive such dividends paid and distributions of any kinds made to the holders of Common Stock of the Company to the same extent as if the Holder had exercised this Warrant into Common Stock (without regard to any limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized or reserved to effect any such exercise and issuance) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to holders of the Common Stock.

(e) Fundamental Transactions. If, at any time while any Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person (other than a merger solely for the purpose of changing the Company’s domicile to another state of the United States or solely with respect to a name change of the Company), (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than a reclassification in which the Company’s stockholders remain the same), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of the applicable Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Sections 5(a) and 5(b) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the applicable Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Sections 5(a) and 5(b) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of its Warrant following such Fundamental Transaction.

Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, including, but not limited to, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, the Company or any Successor Entity (as defined below) shall, at the option of the Holder, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of the applicable Warrant on the date of the consummation of such Fundamental Transaction. “Black Scholes Value” means the value of the applicable Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date, (B) an expected volatility equal to the greater of 100% and the

100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 9(e), and to deliver to the Holder in exchange for its Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to its Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of its Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction). Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of the applicable Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under the Warrant with the same effect as if such Successor Entity had been named as the Company herein.

(f) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly calculate such adjustment in accordance with the terms of this Agreement and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number of Warrant Shares or type of Alternate Consideration issuable upon exercise of each Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. The Company will reasonably promptly deliver or cause to be delivered to each Holder who makes a request in writing and to the Warrant Agent, a copy of each such certificate.

(g) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock (other than a dividend payable solely in shares of Common Stock) or (ii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver or cause to be delivered to each Holder a notice describing the material terms and conditions of such dividend, distribution or transaction. Notwithstanding anything to the contrary in this Section 9(g), the failure to deliver any notice under this Section 9(g) or any defect therein shall not affect the validity of the corporate action required to be described in such notice. Until the exercise of its, his or her Warrant or any portion of such Warrant, a Holder shall not have nor exercise any rights by virtue of ownership of a Warrant as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Company other than as provided in this Section 9(g)), except as expressly set forth in this Section 9.

(h) Notices to Holders on Registration Statement. If, at any time while any Warrants remain outstanding, the Registration Statement (or any subsequent registration statement registering the sale or resale of the Warrant Shares) is not effective or is not otherwise available for the sale of the Warrant Shares, the Company shall deliver notice to the record Holders that such registration statement is not then effective for the sale of Warrant Shares and shall deliver notice to the record Holders if and when the registration statement is effective again and available for the sale of the Warrant Shares (it being understood and agreed that the foregoing shall not limit the ability of the Company to issue, or any holder thereof to sell, any of the Warrant Shares in compliance with applicable federal and state securities laws).

(i) To the extent that any notice provided to the Holders under this Agreement constitutes, or contains, material, non-public information regarding the Company or any of the Company’s subsidiaries, the Company shall simultaneously file such notice with the Commission on a Current Report on Form 8-K.

(j)  Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable.

10. Payment of Exercise Price. Except in the case of a Cashless Exercise pursuant to Section 4(b) above, the Holder shall pay the Aggregate Exercise Price by paying, in lawful money of the United States, by certified check payable to the Company, or bank draft payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company (or as otherwise agreed to by the Company) delivered to the Warrant Agent not later than one Trading Day after the Date of Exercise.

11. Holder Not Deemed a Stockholder. The Holder, solely in such Person’s capacity as a Holder, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in the Warrants be construed to confer upon the Holder, solely in such Person’s capacity as a Holder, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of the Warrants, except as expressly set forth in Section 9.

12. No Fractional Shares. No fractional shares will be issued in connection with any exercise of a Warrant. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the Exercise Price.

13. Exchange Act Filings. The Holder agrees and acknowledges that it shall have sole responsibility for making any applicable filings with the Commission pursuant to Sections 13 and 16 of the Exchange Act as a result of its acquisition of any Warrant and the Warrant Shares and any future retention or transfer thereof.

14. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Form of Election to Purchase) shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 14 prior to 5:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 14 on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any Business Day, (c) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:

if to the Company:

Dolphin Entertainment Inc.

2151 LeJeune Road, Suite 150-Mezzanine

Coral Gables, FL 33134

Attention: Mirta Negrini

if to the Warrant Agent:

Nevada Agency and Transfer Company

50 West Liberty Street, Suite 880

Reno, NV 89501 Email: info@natco.com

Attention: Stock Transfer Department

if to the Holder:

to the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section 14.

15. Warrant Agent.

(a) The Company and the Warrant Agent hereby agree that the Warrant Agent will serve as an agent of the Company as set forth in this Agreement.

(b) The Warrant Agent shall not by any act hereunder be deemed to make any representation as to validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon) or of any securities or other property delivered upon exercise of any Warrant, or as to the number or kind or amount of securities or other property deliverable upon exercise of any Warrant or the correctness of the representations of the Company made in such certificates that the Warrant Agent receives.

(c) The Warrant Agent shall not have any duty to calculate or determine any required adjustments with respect to the Exercise Price or the kind and amount of securities or other property receivable by Holders upon the exercise of Warrants, nor to determine the accuracy or correctness of any such calculation.

(d) The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by it in good faith in the belief that any Warrant Certificate or any other document or any signature is genuine or properly authorized, (ii) be responsible for any failure by the Company to comply with any of its obligations contained in this Agreement or in the Warrant Certificates, (iii) be liable for any act or omission in connection with this Agreement except for its own gross negligence or willful misconduct or (iv) have any responsibility to determine whether a transfer of a Warrant complies with applicable securities laws.

(e) The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder solely on behalf of the Company from the Chief Executive Officer, the President, the Chief Financial Officer, any Senior Vice President, or the Secretary or any Assistant Secretary of the Company and to apply to any such officer for written instructions (which will then be reasonably promptly given) and the Warrant Agent shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer, except for its own gross negligence or willful misconduct, but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such or may require such further or additional evidence as it may deem reasonable.

(f) The Warrant Agent may exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided reasonable care has been exercised in the selection and in the continued employment of any persons. The Warrant Agent shall not be under any obligation or duty to institute, appear in or defend any action, suit or legal proceeding in respect hereof, unless first indemnified to its satisfaction. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against or arising out of or in connection with this Agreement.

(g) The Company will take such action as may reasonably be required by the Warrant Agent in order to enable it to carry out or perform its duties under this Agreement.

(h) The Warrant Agent shall act solely as agent of the Company hereunder. The Warrant Agent shall only be liable for the failure to perform such duties as are specifically set forth herein.

(i) The Warrant Agent may, at its own expense, consult with legal counsel satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

(j) The Company agrees to pay to the Warrant Agent compensation for all services rendered by the Warrant Agent hereunder as the Company and the Warrant Agent may agree from time to time, and to reimburse the Warrant Agent for reasonable expenses incurred in connection with the execution and administration of this Agreement (including the reasonable compensation and expenses of its counsel), and further agrees to indemnify the Warrant Agent for, defend and hold it harmless against, any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on its part, arising out of or in connection with the acceptance and administration of this Agreement, with such indemnification including the payment of Warrant Agent’s reasonable costs and fees of counsel as they are incurred in any defense or response to any claim made against the Warrant Agent concerning the subject matter of this Agreement.

(k) [Reserved].

(l) The Warrant Agent may resign its duties and be discharged from all further duties and liability hereunder (except liability arising as a result of the Warrant Agent’s own gross negligence, bad faith or willful misconduct) upon the Company’s material breach of this Agreement which remains uncured for a period of three (3) days after Company’s receipt of written notice of such breach by Warrant Agent, or after giving 30 days prior written notice to the Company. The Company may remove the Warrant Agent upon written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as aforesaid. Upon such resignation or removal, the Company shall appoint in writing a new warrant agent. If the Company fails to do so within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the resigning Warrant Agent or the Holder of any Warrant (if such Holder first submits his, her or its Warrant Certificate for inspection by the Company) may apply to any court of competent jurisdiction for the appointment of a new warrant agent, provided that, for purposes of this Agreement, the Company shall be deemed to be the Warrant Agent until a new warrant agent is appointed. After acceptance in writing of such appointment by the new warrant agent, it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent. Not later than the effective date of any such appointment, the Company shall give notice thereof to the resigning or removed Warrant Agent. Failure to give any notice provided for in this Section 15(l), however, or any defect therein, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be. The Company shall, or shall cause the successor Warrant Agent to, deliver to each Holder at such Holder’s last address as shown on the register of Holders maintained by the Warrant Agent, notice of the appointment of the successor Warrant Agent and such successor Warrant Agent’s address for communication.

(m) Any corporation into which the Warrant Agent or any new warrant agent may be merged or converted or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation to which the Warrant Agent transfers substantially all of its corporate trust business shall be a successor Warrant Agent under this Agreement without any further act, provided that such corporation (i) would be eligible for appointment as successor to the Warrant Agent under the provisions of Section 15(l) above or (ii) is a wholly owned subsidiary of the Warrant Agent. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed (by first class mail, postage prepaid) to each Holder in accordance with Section 14 above.

16. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Company, the Warrant Agent and the Holders, and their respective successors and assigns. Subject to the preceding sentence, nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the Holders any legal or equitable right, remedy or cause of action under this Agreement.

(b) Amendments and Waivers. The Company may, without the consent of the Holders, by supplemental agreement or otherwise, add to the covenants and agreements of the Company for the benefit of the Holders, or surrender any rights or power reserved to or conferred upon the Company in this Agreement, provided that such changes or corrections shall not adversely affect the interests of Holders of then outstanding Warrants in any respect. The Company may, with the consent, in writing or at a meeting, of the Holders of outstanding Warrants exercisable for a majority of the Warrant Shares, amend in any way, by supplemental agreement or otherwise, this Agreement and/or all of the outstanding Warrant Certificates; provided, however, that no such amendment shall adversely affect any Warrant differently than it affects all other Warrants, unless the Holder thereof consents thereto. The Warrant Agent shall, at the request of the Company, and without need of independent inquiry as to whether such supplemental agreement is permitted by the terms of this Section 16(b), join with the Company in the execution and delivery of any such supplemental agreements, but shall not be required to join in such execution and delivery for such supplemental agreement to become effective. Any amendment of the terms of this Agreement or the waiver of the same must be in writing and signed by relevant parties.

(c) Choice of Law, etc. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d) Interpretation. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(e) Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(f) Execution. This Agreement may be executed in counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed by its authorized officer as of the date first indicated above.

DOLPHIN ENTERTAINMENT INC.

By:	/s/ William O’Dowd
Name: William O’Dowd
Title: Chairman, President and Chief Executive Officer

[Signature Page to Warrant Agency Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed by its authorized officer as of the date first indicated above.

Nevada Agency and Transfer Company , as Warrant Agent

By:	/s/ Amanda Cardinalli
Name: Amanda Cardinalli
Title: President

[Signature Page to Warrant Agency Agreement]

Exhibit A

[UNLESS THIS GLOBAL WARRANT CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE WARRANT AGENCY AGREEMENT.

ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS GLOBAL WARRANT CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE WARRANT AGENCY AGREEMENT (THE “WARRANT AGREEMENT”) DATED AS OF DECEMBER 20, 2017 BETWEEN DOLPHIN ENTERTAINMENT INC. AND NEVADA AGENCY AND TRANSFER COMPANY, SOLELY IN ITS CAPACITY AS WARRANT AGENT. BY ACCEPTING DELIVERY OF THE SECURITIES REPRESENTED BY THIS GLOBAL WARRANT CERTIFICATE, ANY TRANSFEREE SHALL BE DEEMED TO HAVE AGREED TO BE BOUND BY THE WARRANT AGREEMENT AS IF THE TRANSFEREE HAD EXECUTED AND DELIVERED THE WARRANT AGREEMENT.]

EXERCISABLE ON OR AFTER DECEMBER 26, 2017

AND UNTIL 5:00 P.M. (NEW YORK TIME) ON THE EXPIRATION DATE

CUSIP:
No.	Warrants to Purchase [____________] Shares

Warrant Certificate

WARRANTS TO ACQUIRE COMMON STOCK OF DOLPHIN ENTERTAINMENT INC.

This Warrant Certificate certifies that [______________], or registered assigns, is the registered holder of Warrants (the “Warrants”) to acquire from Dolphin Entertainment Inc., a Florida corporation (the “Company”), the aggregate number of fully paid and non-assessable shares of common stock of the Company, $0.015 par value per share (the “Common Stock”), specified above for consideration equal to the Exercise Price (as defined in the Warrant Agreement (as defined below)) per share of Common Stock. The Exercise Price and number of shares of Common Stock and/or type of securities or property issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement. The Warrants evidenced by this Warrant Certificate shall not be exercisable after and shall terminate and become void as of 5:00 P.M., New York time, on [ ], 2020 (the “Expiration Date”).

A-1

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of warrants expiring on the Expiration Date entitling the Holder hereof to receive shares of Common Stock, and is issued or to be issued pursuant to a Warrant Agency Agreement dated [ ], 2017 (the “Warrant Agreement”), duly executed and delivered by the Company to [•], as warrant agent (the “Warrant Agent”, which term includes any successor warrant agent under the Warrant Agreement), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Holders (“Holders” meaning, from time to time, the registered holders of the warrants issued thereunder). To the extent any provisions of this Warrant Certificate conflicts with any provision of the Warrant Agreement, the provisions of the Warrant Agreement shall apply. A copy of the Warrant Agreement may be obtained by the Holder hereof upon written request to the Company at Dolphin Entertainment Inc., 2151 LeJeune Road, Suite 150-Mezzanine, Coral Gables, FL 33134, Attn: [•]. Capitalized terms not defined herein have the meanings ascribed thereto in the Warrant Agreement.

The Warrants evidenced by this Warrant Certificate may be exercised, in whole or in part, at any time on or after [ ], 2017 and on or before the Expiration Date, in the manner and subject to the terms of the Warrant Agreement including, but not limited to, Section 4 thereof. Each exercise must be for a whole number of Warrant Shares.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price set forth in this Warrant Certificate may, subject to certain conditions, be adjusted, and that upon the occurrence of certain events the number of shares of Common Stock and/or the type of securities or other property issuable upon the exercise of the Warrants evidenced by this Warrant Certificate shall be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of the Warrants evidenced by this Warrant Certificate, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered at the office of the Warrant Agent by the registered Holder thereof in person or by such Holder’s legal representative or attorney duly appointed and authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate the right to purchase a like number of Warrant Shares.

Each taker and holder of this Warrant Certificate, by taking or holding the same, consents and agrees that the holder of this Warrant Certificate when duly endorsed in blank may be treated by the Company, the Warrant Agent and all other persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby or the person entitled to the transfer hereof on the register of the Company maintained by the Warrant Agent, any notice to the contrary notwithstanding, provided that until such transfer on such register, the Company and the Warrant Agent may treat the registered Holder hereof as the owner for all purposes.

The Warrants evidenced by this Warrant Certificate do not entitle any Holder to any of the rights of a stockholder of the Company.

This Warrant Certificate and the Warrant Agreement are subject to amendment as provided in the Warrant Agreement.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

 [The remainder of this page has been left intentionally blank.]

IN WITNESS WHEREOF, the undersigned have caused this [Global Warrant] Certificate to be executed as of the date set forth below.

DOLPHIN ENTERTAINMENT INC.

By:
Name:
Title:

Dated:

Countersigned: [•], as Warrant Agent

By:
Name:
Title:

[Signature page to [Global] Warrant Certificate]

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto __________________________________________________ the right represented by the within Warrant Certificate to purchase ______________ shares of common stock of Dolphin Entertainment Inc. to which the within Warrant Certificate relates and appoints ____________________________________ attorney to transfer said right on the books of Dolphin Entertainment Inc. with full power of substitution in the premises.

Dated:

Printed Name of Holder

Signature of Holder (signature must conform in all respects to name of holder as specified on the front page of the Warrant Certificate)

Title of Signatory (if Holder is not a natural person)

Address of Transferee:

Signature Guaranteed By:

_______________________________________

The signature to this Form of Assignment must correspond with the name as it appears on the face of the Warrant Certificate in every particular. Officers signing on behalf of a corporation, partnership, trust or other entity must provide evidence of authority to assign the foregoing Warrant upon request of the Company or Warrant Agent. The signature must be guaranteed by a U.S. chartered bank or by a medallion signature guarantee from a member of a recognized Signature Medallion Guarantee Program.

Exhibit B

FORM OF ELECTION TO PURCHASE

To Dolphin Entertainment Inc.:

In accordance with [Warrant Certificate No. enclosed with this Form of Election to Purchase][the Global Warrant Certificate to be delivered in connection with this Form of Election to Purchase in the manner contemplated by the Warrant Agreement (as defined below)], the undersigned hereby irrevocably elects to exercise the Warrants evidenced by this Warrant Certificate with respect to Warrant Shares in accordance with the terms of the Warrant Agency Agreement dated [ ], 2017, between Dolphin Entertainment Inc., a Florida corporation, and [•], as warrant agent (the “Warrant Agreement”). Terms used and not defined herein have the meanings specified in the Warrant Agreement.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

___ a Cash Exercise; or

___ a Cashless Exercise (provided, however, that, pursuant to the Warrant Agreement, this form of exercise shall only be available if an effective registration statement is not available for the issuance of the Warrant Shares).

2. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the Holder hereby agrees to pay the Aggregate Exercise Price, in lawful money of the United States, by certified check payable to the Warrant Agent, as agent for the Company, or bank draft payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company (or as otherwise agreed to by the Company) delivered to the Warrant Agent, together with any applicable taxes payable by the undersigned pursuant to the terms of the Warrant Agreement.

Unless the Warrant Shares will be delivered electronically via DWAC, the undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of:

Name:
Address:

Social Security or Tax I.D. No.:

If the Warrant Shares will be delivered electronically via DWAC, the undersigned requests that the Warrant Shares issuable upon this exercise be issued to the following account:

Name of DTC Participant:

DTC Participant Number:

Name of Account at DTC Participant to be credited with the Warrant Shares:

Account Number at DTC Participant to be credited with the Warrant Shares:

This Election to Purchase is delivered by:

Warrant Shares Exercise Log

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised